                                                                     EXHIBIT 4.7
                              REVOLVING LOAN NOTE



Atlanta, Georgia

$6,900,000                                                      November 1, 1999



                  FOR VALUE RECEIVED, the undersigned, CLEAR COMMUNICATIONS GROUP, INC., a Georgia corporation ("Borrower"), hereby promises to pay to the order of WACHOVIA BANK, N.A. ("Lender"; Lender, together with any other permitted holder hereof, sometimes referred to herein as the "Holder"), the principal sum of SIX MILLION NINE HUNDRED THOUSAND DOLLARS ($6,900,000), or such lesser amount as may be outstanding under Lender's "Revolving Loan Commitment" (as that term is defined in the "Credit Agreement," hereinafter defined) at such time or times as are provided in the Credit Agreement and, in any event, on the "Expiry Date" (as that term is defined in the Credit Agreement), together with interest on the unpaid principal balance hereof from the date hereof until the payment in full of this Note at the rate specified with respect to the "Revolving Loans" in the Credit Agreement, payable at the times and in the manner provided in the Credit Agreement.

         It is contemplated that the principal sum evidenced hereby may be reduced from time to time as a result of the repayment of Revolving Loans and that additional Revolving Loans may be made from time to time but not to exceed Lender's "Revolving Loan Commitment" (as that term is defined in the Credit Agreement), as provided in the Credit Agreement.

                  This Note is a "Note" issued under the Credit Agreement to evidence the Revolving Loans made available by Lender to Borrower pursuant to the Credit Agreement, dated of even date herewith (herein, it may be amended, modified or supplemented from time to time, called the "Credit Agreement"; capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement), among Borrower, the Affiliate Guarantors, the Lenders, and Fleet Capital Corporation, as a Lender and Agent, to which reference is hereby made for a statement of the terms, conditions and covenants under which the loan evidenced hereby was made and is to be repaid, including, but not limited to, those related to voluntary or mandatory prepayment of the indebtedness represented hereby, to the interest rate payable hereunder and to the maturity of the indebtedness represented hereby upon the termination of the Credit Agreement. Payment of this Note is secured by the Collateral, and Holder is entitled to the benefit of all of the Security Documents.

                  THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

                  Borrower hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor and all other notices not otherwise required by the Loan Documents in connection with this Note.

                  WITNESS THE DUE EXECUTION HEREOF BY THE RESPECTIVE DULY AUTHORIZED OFFICERS OF THE UNDERSIGNED AS OF THE DATE FIRST ABOVE WRITTEN.

                                        CLEAR COMMUNICATIONS GROUP, INC.,
                                        a Georgia corporation


                                        By: /s/ Stephen F. Johnston, Sr.
                                           -------------------------------------
                                           Stephen F. Johnston, Sr., President


                                        Attest: /s/ William J. Loughman
                                               ---------------------------------
                                               William J. Loughman, Secretary


                                                 [CORPORATE SEAL]